Exhibit 99.2
ASSERTIO HOLDINGS INC. (NASDAQ:ASRT)
Q3 2024 EARNINGS CONFERENCE CALL
NOVEMBER 11, 2024 4:30 PM ET

CORPORATE SPEAKERS:
Matthew Kreps
Assertio Holdings; Investor Relations
Brendan O’Grady
Assertio Holdings; Chief Executive Officer
Ajay Patel
Assertio Holdings; Chief Financial Officer

PARTICIPANTS:
Thomas Flaten
Lake Street Capital Markets; Analyst
Nazibur Rahman
Maxim Group; Analyst
Scott Henry
AGP; Analyst
Raghuram Selvaraju
HC Wainwright; Analyst

PRESENTATION:

Operator

Thank you for standing by. My name is John and I’ll be your conference operator today. At this time, I would like to welcome everyone to the Assertio Holdings third quarter Results Conference Call. [Operator Instructions] I would now like to turn the call over to Matt Kreps, Investor Relations. Please go ahead.

Matthew Kreps

Thank you, John. Good afternoon. Thank you, all for joining us today to discuss Assertio's third quarter 2024 financials. The news release covering our results for this period is now available on the Investor page of our website at investor.assertiotx.com.

I would encourage you to review the release and tables in conjunction with today's discussion. With me today are Brendan O'Grady, our Chief Executive Officer; and Ajay Patel, Chief Financial Officer.

In just a moment, Brendan will open the remarks and provide an overview of the business. Then Ajay will cover our financial results. After that, we will take questions from our covering research analysts.

Please note that during this call management will make projections and other forward-looking statements regarding our future performance.

Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties including those noted in this afternoon's press release as well as Assertio's filings with the SEC.

These and other risks are more fully described in the risk factors section and other sections of our Annual Report on Form 10-K and in our Form 10-Q filings.

Our actual results may differ materially from those projected in the forward-looking statements.

Assertio specifically disclaims any intent or obligation to update these forward-looking statements, except as required by law.

With that, I will now turn the call over to Brendan.

Please go ahead.

Brendan O'Grady

Thanks, Matt.

Welcome, everyone, to today's call and thank you for joining.

I'd like to start by wishing you all a Happy Veterans Day, especially to our retired and active service members and their families.

In addition to our usual quarterly performance, there are two other relevant issues that I would like to begin my remarks by addressing. The first is the unwarranted attack on Assertio stakeholders by Mr.Alex Parker of Buxton Helmsley Group that was launched this past Friday November 8th.

I'm sure many, if not most of you have seen the letter I released this morning addressing Mr. Parker's rambling manifesto that he put out last Friday. Normally, I would not validate such conduct by speaking about it.

But because of the numerous falsehoods and baseless allegations that had such an impact on our share price, I want to use this opportunity to address this head on.

While we have taken Mr. Parker's allegations seriously and have looked into every single one of them, we found them all to be without merit.

We have communicated that to Mr. Parker on numerous occasions while at the same time refusing to bow to his demands of cash payments or a seat on Assertio's Board to which he would add zero, and I stress zero, value. And most importantly, neither of which would be in the best interest of shareholders.

If you happen to take the time to read through his less than cogent 24-page document, he is essentially making three baseless claims.

While I do not want to rehash my entire letter, I do want to take a minute to set the record straight specifically on those claims.

First and foremost, Rolvedon is a safe and effective product.

I am 100% confident in that.

Assertio was aware of the whistleblower claims around Rolvedon before the acquisition of Spectrum.

In fact, those claims were investigated by three different professional outside firms. The experts involved in those investigations determined that the FDA was supplied with all relevant and required data that led to Rolvedon's approval. Rolvedon has now been in the market in the U.S. and South Korea for two and a half years and has demonstrated its safety and efficacy in the clinic with patients in real-world settings.

It is well tolerated by patients and has been well received by providers.

Second, the impairment charges had nothing to do with any purported Rolvedon safety claims.

Assertio simply followed clearly established accounting principles, as we always do, in regards to any asset.

Our disclosures clearly explain the impairment and how any and why it was calculated the way that it was.

It is that simple. Third, no payment to the alleged whistleblower were ever made.

The proposed payments Mr. Parker is referring to related to -- is related to an employment claim that was raised by a disgruntled former employee. That employee brought claims forward about Rolvedon as leverage to boost the value of a settlement or reverse their pending termination. After a thorough investigation, it was determined those claims and allegations were false and without merit. The employee was subsequently terminated as part of a reduction in force and the case was later dismissed without any payment ever being made.

Finally, Mr. Parker's rambling rehash of connecting dots where none exist or misrepresenting long past settled issues, is ripe with false statements and mischaracterizations that we have pointed out to him numerous times including the circumstances and reasons for the departure of a former Board member.

While I don't expect his desperate attacks will stop, you should know that there is nothing here and we will vigorously defend our reputation using all legal and regulatory means at our disposal. Today will be my last comments on this matter as I turn 100% of my focus to the business.

So now with that out of the way I'd like to focus my comments back to the business and the progress we are making in stabilizing the company and positioning it for transformational growth in the coming months.

As noted in our earnings release today I would like to announce that during the November 7th Board of Directors' Meeting, Chairman of the Board, Peter Staple, retired from the Board after twenty-one years of dedicated service and leadership. Peter was instrumental in bringing me to Assertio and although our time together was short, I appreciated his calm demeanor, deep expertise and presence on the Board.

I cannot thank him enough.

In addition, Dr. Jeff Vacirca has stepped back from the Board to focus on his many other business interests.

We thank Dr. Vacirca for his service and providing continuity through the acquisition and integration of Spectrum. His insight into the GCF -- G-CSF and oncology markets were invaluable, and we will miss his contributions to the Board. Both of these departures and continued transition of the Board have long been in the planning. With that, I'm also happy to announce that Heather Mason, Independent Director, has been appointed as Chairwoman of the Board.

Heather has been on the Assertio Board for over five years, serving as interim CEO prior to my joining and she has a wealth of industry experience.

I look forward to continuing to work with Heather in her newly expanded role.

I am also excited to announce that David Stark has joined the Assertio Board effective November 7th. David is an experienced litigator and senior pharmaceutical executive recently retiring from Teva as Chief Legal Officer. David brings a wealth of industry and relevant legal expertise from his 20-plus years at Teva.

David and I were colleagues at Teva, and I'm excited to be working with him again in this new capacity.

Now on to the business.

First and foremost, let me just say I'm very pleased with where we are today as a starting line for growth.

As I've said previously this year is about stabilizing the organization as we transition from Indocin as our lead product to Rolvedon and at the same time, positioning ourselves for more transformational growth in the coming months.

It is worth restating that we have a solid balance sheet, modest debt on favorable terms and a good stable of growth, core and legacy assets led by Rolvedon.

We also have an excellent team of dedicated professionals who know this industry extremely well, giving us the opportunity to add or enhance key capabilities as we grow.

Also important to note is that our capabilities and lean model will allow us to be relatively sector-agnostic, broadening the landscape for new assets and letting us focus on those that best fit our commercial parameters.

For all these reasons, we are well positioned to deliver value for patients and providers we serve, as well as shareholders and employees, as we build a significant branded specialty business through acquisition, integration and a focused go-to-market strategy.

As I said on my first call with you in August, our focus will remain on steady execution, driving cash flow and identifying new assets we can add to bring further scale to the Assertio's platform.

Now turning to performance, and I'll first address Rolvedon.

Rolvedon Q3 sales were essentially steady quarter-over-quarter, showing continued solid demand.

We continue to retain a stable share, around 33% in the oncology community -- community oncology clinic space where we have primarily focused.

We did see a dip in demand due to some typical seasonality that can occur in the third quarter as well as some shift in the community oncology clinic space, specifically Part B. This was offset by the addition of new customers, enabling further expansion into the hospital space and community oncology clinics where we did not have a presence. There are segments -- these are segments that will be important for further future growth.

We remain focused on using our position, a safe and effective non-biosimilar G-CSF, to offer stability to providers and patients, positioning ourselves as a predictable, reliable solution at a more stable price and of course this is a market dynamic, but our message continues to resonate.

Additionally, Rolvedon same-day dosing trial wrapped up in early Q2 and I'm excited to announce that the data will be presented as a poster exhibit at the San Antonio Breast Cancer Symposium in December.

I'm excited about Rolvedon as it's going to play a key role for us over the next several years, both in our current clinic-focused market as well as hospital -- as well as the hospital market, as we prepare to expand into those additional opportunities.

As the only available G-CSF approved under a BLA without biosimilar copies, there may also be opportunities for label expansion.

We're in the very early phases of making that assessment.

Now a couple of words about Indocin.

On Indocin, we continue to manage the life cycle process and drive cash flow generating from the asset. Although there is some compounding activity, to date, we have only one generic competitor.

Our share of the market is holding steady at our internal target levels, which is around 50% of the ex-compounding market.

We will compete to hold our rightful share of the market and at the same time, we will work to maintain our share and optimize price.

Having worked at Teva for more than 20 years, this is something I am very familiar with and know how to do.

Looking at Sympazan, while this is a smaller asset, we believe that it has underpenetrated the market and there is room for growth.

We also understand that Sympazan is especially responsive to key opinion leader awareness and support.

I think I mentioned on the last call that we're piloting and executing sales and marketing tactics designed to drive prescriber awareness and prescription growth in key markets. Although early, we have seen record demand levels in Sympazan prescriptions in July and August as a result of these activities.

This is a product I liked from the beginning of my time at Assertio.

It serves a specific unmet medical need, we have a broad coalition of growing support among patients, caregivers and providers and look to expand both awareness and use of Sympazan going forward.

And then lastly, just a quick word about some of our remaining assets.

I'd like to just talk a little bit about how to characterize the business.

I see it really in three main buckets.

I see a growth asset bucket, this is clearly Rolvedon, and I've spoken about it.

I see a core asset bucket, this is Sympazan and SPRIX.

While I discussed Sympazan in our plan there, I've not said much about SPRIX.

What I will say about SPRIX is that it serves a significant unmet medical need by providing opioid-level pain relief.

In fact, our indication states that SPRIX is indicated in moderate to moderately severe pain that requires analgesia at the opioid level.

There continues to be a focus on non-opioid pain relief and the NOPAIN Act, which expands reimbursement for non-opioid post surgical options starting January 1, 2025, could be an opportunity that we are looking at very seriously for SPRIX.

If nothing else, it brings the need for non-opioid pain relief back to the forefront and reason to believe that SPRIX could be a bigger asset for us than it currently is. The last bucket is our legacy assets. These are our tail products that have lost exclusivity or face very difficult market dynamics.

In this bucket, it's all about asset optimization and includes Indocin and Cambia, among others.

I understand how to extract maximum value out of assets like this, and we'll continue to focus on cash generation in this bucket. With that, I'll conclude my remarks, and I'll hand it over to Ajay Patel, our Chief Financial Officer.

Ajay Patel

Thanks, Brendan. Today I would like to cover our financial results for the third quarter of 2024. Before I begin, I want to note that my commentary will focus on sequential comparisons to the prior quarter. Comparisons to the prior year are less relevant given the acquisition of Spectrum and generic competition of Indocin that occurred in the prior year third quarter.

Also I want to remind everyone that Rolvedon is now our lead asset and brings with it the associated changes in margin, operating cost structure and cash flows that you are seeing in our results throughout this year.

For the third quarter of 2024, our total product sales were $28.7 million, down slightly from $30.7 million in the second quarter, primarily due to Rolvedon sales being offset by the expected decline in Indocin. Rolvedon sales were $15 million in the third quarter compared to $15.1 million in the second quarter. The change was driven by continued volume growth, offset by lower net pricing.

We continue to hold about a one third share in our served markets. Indocin sales were $5.7 million in the third quarter, down from $6.9 million in the second quarter, driven by lower net pricing as a result of generic competition.

In terms of volume, we continue to target and hold an approximate market share split. Reported gross margin in the third quarter improved to 74% compared to 71% in the second quarter primarily due to level of inventory step-up amortization and write-downs from prior quarter not repeating. Turning to operating expenses, SG&A expense was $16.7 million in the third quarter, decreased from $18.4 million in the second quarter. R&D expense in the third quarter was relatively flat at approximately $1 million.

On an adjusted basis, excluding stock compensation, D&A and change in fair value, adjusted operating expense was $16.4 million in the third quarter, down from $17.7 million in the second quarter. The decrease was primarily due to lower sales and marketing and other G&A costs, partially offset by net higher legal-related charges. GAAP net income for the third quarter was a loss of $2.9 million, down from a loss of $3.7 million in the second quarter.

Because GAAP net income includes a number of noncash expenses, we also use adjusted EBITDA as a good indicator of the operating performance of core business. Q3 adjusted EBITDA was a positive $5.3 million, increased from $5 million in the second quarter due to lower operating expenses, partially offset by lower product sales.

Please refer to our press release for a detailed reconciliation of our adjusted EBITDA results. Crossing over to cash flow and our balance sheet.

As a reminder, we invest cash into short-term investments. Therefore, our reference to total cash position includes both cash and cash equivalents and short-term investments. Total cash at the end of the quarter was $88.6 million, effectively flat to the $88.4 million in the second quarter and debt remained unchanged at $40 million.

As we previously noted, quarterly operating cash flows will fluctuate due to timing of working capital in terms of cash receipts and payments due to shift in product mix from Indocin to Rolvedon. Third quarter operating cash flows were negligible and were impacted by timing of working capital from cash collection and lower product sales. Year-to-date, we have generated $15 million in cash flows from operations. With that, we will open the floor to questions from our covering research analysts.

Operator, please go ahead with the instructions.

QUESTION AND ANSWER:

Operator

Our first question comes from the line of Thomas Flaten with Lake Street Capital Markets. Please go ahead.

Thomas Flaten

Hey, good afternoon guys. Congrats on the good quarter. Ajay, you didn't mention anything about guidance. Any thoughts on that for us?

Ajay Patel

Yes. Thanks for the question, Thomas. You're right. At this point, we would have liked to narrow the range, but we still see a flux in a few key areas for the remainder of the year. Therefore, we're going to keep the remaining guidance range that's out there.

Some of the areas we're continuing to focus on is, first, focus on stabilizing the business as we cross over from Indocin to Rolvedon.

Secondly, as we continue to monitor the generic competitive landscape of Indocin.

Then third is the dynamic pricing and volume activity occurring in the G-CSF market landscape.

Thomas Flaten

Great.

Then as a follow-up -- or not a follow-up. Brendan, you had spoken in the last quarterly call and I think in some investor conferences about your desire to maybe do a smaller deal this year and then maybe something more transformative in 2025.

Could you give us your updated thoughts on that?

Brendan O'Grady

Yea, no.

So we continue to look at the landscape of what's available and what's out there.

There are assets that are -- that we think we could execute whether they're smaller, whether they're larger.

But the further we go, I'm starting to think maybe we do something a little bit more robust in the near term than maybe a small tuck-in.

So it really kind of depends on what's out there, what the price is, what we can get and how we think it fits with our model.

So I'm optimistic.

I think there's lots of doable deals out there.

But I said before, I want to make sure it's the right fit.

So I don't want to jump into something just because we feel like we need to. I want to make sure that it's the right thing for Assertio and we're paying the right price for it.

Thomas Flaten

Excellent. Appreciate you taking the questions. Thank you.

Operator

Your next question comes from the line of Naz Rahman with Maxim Group.

Nazibur Rahman

Hi, thanks for answering my question. They're both on Rolvedon. I'll just start with this, in regards to pricing, where do you think the pricing decline sort of stabilize out?

Do you think you -- you've reached stable prices?

Or do you think there's still room for the pricing -- net pricing to decline?

Ajay Patel

Yes. Hey Naz, this is Ajay. Thanks for the question. I would say the G-CSF landscape is very competitive, especially with the biosimilars and some of the more recent entrants in the last few years really driving pricing. Therefore, in this market, we are somewhat hindered by what the market competitors will continue to do.

We have seen pricing declines over the last few quarters, which we anticipate the trend would continue as market share starts to equalize.

But one of the things we're absolutely focused on is the market that we operate in from a Medicare Part B perspective and maintaining one of our leading market share position there.

Nazibur Rahman

Got it. That was helpful. And my follow-up question is, following the same-day dosing data, could you talk a little bit about the logistics and potential timeline to get that into NCCN guidelines?

Like what has to happen there?

And how long does that take?

Brendan O'Grady

Yes.

So thanks for the question.

So again we'll make the data public here in December.

Then I think it is roughly about a six-month window for us to work with NCCN for them to consider. That doesn't mean that it would be midyear, but I think the earliest it could potentially be is midyear.

So we haven't had those discussions or those conversations yet, but I think it will be somewhere between the middle and the back end of next year.

Nazibur Rahman

Got it, thanks for taking my question.

Operator

Our next question comes from the line of Scott Henry with AGP.

Scott Henry

Thank you and good afternoon. A couple of questions. First, on Rolvedon, first quarter roughly $14.5 million; second quarter, $15.1 million; third quarter, $15 million. Guidance, I assume, is still in place of roughly $60 million for 2024.

So we've got about four quarters right around that $15 million mark. Do you think it's basing out here for future growth?

Or will maybe the growth be slower?

Just trying to get your sense of -- there's a lot of moving parts here in that market, of how we should think about growth for Rolvedon in 2025 and beyond.

Brendan O'Grady

Yes. No. It's a great question.

So thank you.

You're right, right?

You've seen about $15 million first quarter, second quarter, third quarter, it has been relatively stable.

I think if you think about the year that roughly $60 million in sales is right about where we think we'll be.

But as we enter 2025, I mean in 2024, we've been very focused in the community oncology clinic space, as Ajay said, focusing in the Medicare Part B space where we maintain about a third of that market share.

As we move into 2025, we do think that further growth is not only possible, but that's what we're planning for, as we expand beyond that clinic space into hospitals and so forth.

So we are planning for growth, and we're approaching this category, and we're approaching Rolvedon is a long-term play.

We're not looking for a dramatic spike in any one particular quarter. We're looking at this asset over the long term.

So we do think that we'll see continued growth, and we have plans to drive continued growth with Rolvedon.

Scott Henry

Okay. Great.

SG&A in the quarter was on the -- it seemed pretty low. It's a good thing. Do you think that's a fair number to extrapolate going forward?

Is that kind of the run rate you have currently?

Ajay Patel

Yes, Scott, good question. Yes. I would say generally, in our business, the second half of the year from an SG&A is generally lower as a lot of our S&M initiatives occur in the first half of the year. With that, we also additionally had additional kind of restructuring and re-transition we did with the company in the beginning in the first quarter of the year.

So that kind of reflected on a higher run rate. I would say the average of the last two quarters is sufficient for the remainder of the year.

Scott Henry

Okay. Great.

The final question, I just wanted to ask on the Board update. Yes. I've covered the company for a while. I believe there was a retirement -- a mandatory retirement age for Board members.

Was that a factor in Peter Staple retiring, if I recall that correctly.

If you could give any color on Dr. Vacirca retiring. I think you said something earlier, but I might have missed it.

Brendan O'Grady

Yes. Sure, I'd be happy to address both.

So I mean Peter has been on the Board for 21 years. He's seen a lot of different versions of Assertio and I think he's worked with six, seven or eight CEOs.

So while I think Peter was approaching the term age or had approached it. I think there was a plan for Peter to step back for a while and retire from the Board.

He stayed on largely because there was the transition between the former CEO, Heather, becoming the Interim CEO, to bring me on board.

Then after I was on board, this transition between Peter and Heather was planned to take place.

So this has been a while in the making.

I think Peter has been phenomenal, and he served Assertio well over the years. He's, as I said in my opening comments, very calm demeanor, very experienced professional and really, really what I believe, a great Board member, and I appreciate his contributions.

In regards to Dr. Vacirca. Dr. Vacirca came from Spectrum. He was on the Spectrum Board, I believe, and I think what Dr. Vacirca did for Assertio was really help with that integration and provide continuity as we integrated Spectrum into Assertio and started to really understand the G-CSF market and the oncology market and the oncology clinic space.

So I don't think -- and I don't want to speak for Dr. Vacirca, but I don't think it was ever his long-term intention to stay on the Assertio Board forever.

In fact, he probably stayed longer than planned.

But I think he's thinking that he has a lot of outside other business interests that he needs to pay attention to.

So this was a good time for him to step back from the Board as well.

Scott Henry

Great. Thank you for that color. And thank you for taking the questions.

Operator

Our next question comes from the line of Ram Selvaraju with HC Wainwright.

Raghuram Selvaraju

Thanks very much for taking my questions. I just wanted to ask, first and foremost, about what the underlying market dynamics are that you're seeing that are driving new customers to choose Rolvedon?

If you could comment on that in some additional granularity, please?

Brendan O'Grady

Well I'll just give you my take first, and then Ajay if you want to jump in and say anything, you're welcome to.

But look, I think that Rolvedon is -- competes, as we said, in a very dynamic marketplace.

It competes with other six or seven or eight other G-CSFs.

It depends upon the actual slice of the market that you're competing in. You know that we compete in the clinic Medicare Part B space.

We've been successful there.

I think physicians recognize and providers recognize that Rolvedon is a very safe and effective product.

I think that, that will be underscored when we see the results of the same-day dosing. Having said that, a lot of this is a contract play. And a lot of it is about access and a lot of it is about do you have the right ASP formula, how are you managing ASP erosion, all of those things.

So I think at the end of the day a lot of times this comes to a to a contract play that is largely sometimes not even a physician that is making that choice, it might be a practice manager.

So patients may be unaware of the particular G-CSF they're getting.

Some may be aware, some may not be aware.

But overall, it's decided kind of at the clinical level a lot of times by decision makers that way. Ajay anything else to add?

Ajay Patel

No. I think Brendan hit it spot on.

The former, in terms of the appeal of the product itself helps us get kind of into the door and then the second on the contracting side, it helped us with the stickiness of sustaining our leading market share in the oncology space.

Raghuram Selvaraju

Then just as a follow-up, I just wanted to see if, Ajay, you wanted to comment on what you see as future trends on the gross margin front, if you think that sustainably maintaining gross margins in the sort of low to mid-70s is possible as the product and revenue mix evolves?

Ajay Patel

Yep, no. Thanks for that question. Yea, as I think as I mentioned to Thomas, right, I think we're keeping our previously announced guidance for '24 in line. We're not ready yet to comment anything beyond kind of '24 here.

So previously stated comments on gross margin that year-over-year, there will be a gross margin erosion as we shift from Indocin, which was a highly accretive gross margin product with very little commercial activity behind it, to Rolvedon, which is a biologic and carries a higher COGS rate.

And additionally has the commercial spend behind it.

So we do continue to see that shift occurring into Q4 as well.

But we are absolutely focused on from a pricing standpoint, maintaining that blended between 70% and 75% gross margin rate for 2024.

Raghuram Selvaraju

Thank you.

Operator

As there are no further questions, that concludes the Q&A session. I would like to turn the conference back over to Brendan O'Grady for any closing remarks.

Brendan O'Grady

Thank you.

I appreciate everyone who has joined us today. I just want to reiterate that I believe we have a great platform, an excellent team, and a sound strategy, as well as a balance sheet that will help support further growth.

I hope that today's call has continued to demonstrate our ability to deliver steady execution on the commercial business we have today, as well as our commitment to finding the right assets to further grow the platform.

If you'd like to arrange a meeting or at an upcoming event or an update call with management, please contact Matt Kreps directly using his information provided in the press release, and we'll be happy to schedule a time to speak.

Thank you, all again for joining us today.

Operator

That concludes today's meeting. Thank you for your participation. You may now disconnect.